EXHIBIT 23.1


INDEPENDENT AUDITOR'S CONSENT




Board of Directors
Commercial Federal Corporation


We consent to the incorporation by reference in this Registration Statement of Commercial Federal Corporation on Form S-8 of our report dated February 7, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for derivatives and for a change in method of accounting for start-up activities and organizational costs), appearing in the Annual Report on Form 10-K of Commercial Federal Corporation for the year ended December 31, 2001.


/s/ Deloitte & Touche LLP


Omaha, Nebraska
June 25, 2002